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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                     GETTY IMAGES TO ACQUIRE THE IMAGE BANK

                     ACQUISITION TO BRING NEW OPPORTUNITIES

                   FOR ONLINE DISTRIBUTION AND BRAND LEVERAGE

SEATTLE, WASHINGTON, SEPTEMBER 21, 1999-Getty Images, Inc. (NASDAQ: GETY), the leading e-commerce provider of imagery, announced today that it has entered into an agreement to acquire The Image Bank from Eastman Kodak Company (NYSE: EK). The Image Bank is one of the best known companies in the visual content industry, with significant contemporary and archival photography and film footage assets and an extensive international network consisting of 10 wholly owned and 62 franchisee offices spanning 40 countries. The joining of two of the leading visual content providers further emphasises the leadership position of Getty Images in the market and provides further content and brands to drive its online business-to-business and consumer e-commerce businesses. The acquisition should also create significant opportunities for increased revenue growth as well as operating efficiencies and margin improvement for The Image Bank through the application of Getty Images' e-commerce skills and the consolidation of operations. Following the acquisition of The Image Bank, Getty Images will have in excess of 60 million images and more than 30,000 hours of footage.

The consideration for the cash acquisition is $183 million. The acquisition of The Image Bank, which is expected to close in December of this year, will be financed through a combination of debt and from the proceeds of an approximately five million share offering by Getty Images, which is expected to be filed shortly. The acquisition of The Image Bank is expected to be immediately accretive to EBITDA and cash earnings per share. Getty Images was advised by Morgan Stanley Dean Witter.

"We are delighted about the acquisition of The Image Bank, not only because of their exceptional content, but due to the significant opportunity for both improving the revenue growth rate at The Image Bank and also driving margin improvement through the application of our proven e-commerce strategy," said Jonathan Klein, co-founder and Chief Executive Officer of Getty Images. "In much the same way that we successfully e-commerce enabled Tony Stone Images, thereby increasing its growth rate, we expect to bring The Image Bank online, providing access to more potential markets as well as


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significant operating benefits."

"Becoming part of Getty Images brings unprecedented opportunities to expand our business and to focus more closely on our Internet sales efforts," said Rex V. Jobe, President and Chief Executive Officer of The Image Bank. "By joining forces with the market leader in e-commerce, we will be able to introduce even more customers to our imagery and to make use of the Internet to increase distribution and enhance operating efficiencies."

THE IMAGE BANK'S IMAGERY AND BRANDS

BRAND             DESCRIPTION                        COLLECTION SIZE
-----             ----------                         ---------------
 The Image Bank    Contemporary stock photography     10 million images
                   and film footage under the         and 5,000 hours of
                   famous Image Bank brand.           footage

 Archive Photos    The largest collection of          20 million images
                   archival still imagery in North
                   America

 Archive Film      Archival film footage              10,000 hours of
                                                      footage

 Swanstock         Fine-art photography               100,000 images

 Artville          Royalty-free illustration and      16,500 images
                   photography



The Image Bank's high quality imagery collection, which includes some of the world's leading brands in stock photography and film footage, will complement Getty Images' diverse brands and collections. The Image Bank represents the work of more than 1,500 photographers and illustrators and over 200 cinematographers. In addition to its contemporary still stock photography, The Image Bank is recognized as the leading provider of stock footage worldwide. Getty Images' stock footage business will be greatly augmented by the addition of The Image Bank's film footage business. In light of the fact that the market for moving footage continues to grow--driven by emerging broadband Internet technologies and the increasing number of customers using moving footage to enhance their web initiatives--it is worth noting that 100 percent of The Image Bank Film Division's highly regarded, mastered film library is digitized and searchable. This leaves Getty Images well-positioned to address the needs of the online market.

The Image Bank's Archive brand, the largest archival collection in North America, rounds out Getty Images' archival collection Hulton Getty, which is among the highest quality, most comprehensive historical collections in Europe. The Archive Photos collection includes top-quality still imagery from the collections of UPI and the New York Times, Reuters, Chicago Historical Collection, and the George Eastman House COLLECTION, among others. The addition of Archive Photos to the Hulton Getty Collection gives Getty Images the largest and most comprehensive privately owned collection of historic or archival imagery in the world. Getty Images plans to continue the process of digitizing the


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most saleable content and making it available on the web. The Archive Film collection includes newsreels, Hollywood features, silent films, classic documentaries, vintage industrial and educational films, television programs and music performances.

With this acquisition, Getty Images expands its global distribution network to 56 wholly owned offices in more than 20 countries, and more than 165 agents and licensees worldwide.

"We are delighted to bring The Image Bank brand and world class image content into Getty Images, further reinforcing our leadership position in the industry. Our acquisition of The Image Bank not only reinforces our position as the industry leader in terms of revenue, it also greatly increases our variety of content and geographic reach," said Mark Getty, co-founder and Executive Chairman of Getty Images. "It is also important to note that rather than overlapping our imagery, The Image Bank's collections are highly complementary to our business."

E-COMMERCE OPPORTUNITIES

Getty Images has been a leader in successfully moving the visual content industry to a digital platform, with worldwide e-commerce sales for the first six months of 1999 of $24.1 million, growing 110 percent over the same period of the previous year and reaching 22.5 percent of the Company's total sales. Digital sales for the first six months of 1999 were $44.5 million, growing 86 percent over the same period of the previous year and reaching 42 percent of the Company's total sales for the period. Getty Images intends to apply its significant e-commerce expertise to enhance access to The Image Bank's collections, which should improve both The Image Bank's revenues and margins. Registered users on all Getty Images websites increased to 362,000 at the end of August. There were approximately 290,000 registered users on Getty Images' business-to-business websites and more than 72,000 registered users on its consumer website. Following the completion of the acquisition, Getty Images will have almost 1.2 million digitized images available on its websites.

Specific examples of Getty Images' e-commerce success include the websites of Getty Images' two largest brands. Tony Stone Images' website, www.tonystone.com, generated more revenue in the last week of August 1999 than in the entire month of January 1999. Getty Images' PhotoDisc brand also reported strong results on its www.photodisc.com site, with e-commerce sales increasing 67 percent in the first six months of 1999 over the same period last year.

EXPANSION OF PORTAL WEBSITE STRATEGY

The addition of The Image Bank's brands will greatly expand the offerings on Getty Images' first




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vertical portal website, scheduled for launch in the fourth quarter of 1999. The vertical portal, to be called gettyone, will serve the creative professional market consisting of customers in the advertising, graphic design, web design and corporate communications industries and will feature licensed imagery, royalty-free imagery, historic photography and sports photography, as well as complementary content from third party providers. The addition of The Image Bank's collections will add new areas of content, including fine art imagery from Swanstock and illustration from the Artville collection, to this vertical portal.

ABOUT GETTY IMAGES

Getty Images, Inc., with over 30 million photographs and more than 15,000 hours of film, is the leading e-commerce provider of imagery. The company's four divisions provide high-quality, branded imagery, meeting the distinctly different needs of customers in the following market segments:

        * Creative Professional- advertising, design agencies, web designers and corporate communications
        * Editorial and Press - magazines, newspapers, book publishers and web publishers
        * Business User - business communications and small-office, home-office
        (SOHO)
        * Consumer - framed and unframed art and related products

The company uses its extensive web-technology expertise to create e-commerce-enabled sites that allow customers to quickly and easily access and purchase images. Headquartered in Seattle, the company has approximately 1,600 employees worldwide, and had revenues of $55 million in the second quarter of 1999. The company's 1998 revenues were approximately $185 million. Getty Images' visual content brands are:

CREATIVE PROFESSIONAL:                             EDITORIAL AND PRESS:
Tony Stone Images     www.tonystone.com            Hulton Getty       www.hultongetty.com
Energy Film Library   www.digital-energy.com       Allsport           www.allsport.com
PhotoDisc             www.photodisc.com            Liaison Agency     www.liaisonphoto.com
EyeWire               www.eyewire.com              Online USA         www.onlineusa.com

CONSUMER:                                          BUSINESS USER:
Art.com               www.art.com                  EyeWire            www.eyewire.com
                                                   PowerPics          www.powerpics.com

For more information on Getty Images and its brands please visit the company's website at http://www.getty-images.com.

ABOUT THE IMAGE BANK

The Image Bank is a leading provider of visual content to business-to-business customers in the advertising, design, publishing, corporate broadcast, business user and documentary/editorial markets. The Image Bank, founded in 1974, has been a wholly owned subsidiary of Eastman Kodak Company since 1991 and is one of the leading sources of contemporary stock photography, archival photography, contemporary and archival motion picture and documentary motion images and illustrative artwork worldwide. The Image Bank's key operating units include The Image Bank, Archive Holdings, Swanstock, Artville and the Image Bank Film. The Image Bank has over 30 million still images and 15,000 hours of motion images. Headquartered in Dallas, The Image Bank has nearly 500 employees worldwide.

CONTACTS:

GETTY IMAGES, INC.

Laurie McEachron                            Mary Waters-Sayer


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
Public Relations Director                   Vice President, Investor and Public Relations
206-269-1769                                (011 44) 780-315-6203
laurie.mceachron@seattle.getty-images.com   mary.waters.sayer@getty-images.com

Hill & Knowlton (Media)
Mark Fox
212-885-642
mfox@hillandknowlton.com


THE IMAGE BANK

Rex V. Jobe                                 Margaret Herndon
President and CEO                           Special Assistant to the CEO
214-863-4970                                214-863-4925
rjobe@theimagebank.com                      mherndon@theimagebank.com

EASTMAN KODAK COMPANY

Charlie Smith
Director of Corporate Media Relations
716-724-4513
Cssmith@kodak.com

BROADVIEW INT'L LLC

Advisor to Eastman Kodak Company
Javier Rojas
650-378-4721
jrojas@broadview.com

This release may contain projections or other forward-looking statements regarding future financial performance of the Company that involve risks and uncertainties. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Getty Images, Inc. with the SEC, specifically the most recent reports on Form 10-K and 10-Q, which identify important risk factors that would cause actual results to differ from those contained in the forward-looking statements, including risks associated with acquisition strategy, dependence on new product offerings, competition, patents, intellectual property and licensing, future growth, rapid technological and market change, manufacturing and sourcing risks, Internet infrastructure and regulation, international operations, volatility of stock price, financial risk management and potential volatility in operating results, among others.